EXHIBIT 99.4

July 25, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Christina Cavarretta
(713) 507-6466

DYNEGY ANNOUNCES SECOND QUARTER RESULTS

•	$290 million net loss primarily a result of customer risk management segment and a reserve for pending litigation
•	Operating businesses performed well during traditionally weak demand period
•	Liquidity position remains strong at $1.7 billion
•	Self-restructuring milestones included extension of bank credit facility, exit from power tolling agreements and announcement of long-term refinancing and restructuring plan

HOUSTON (July 25, 2003) – Dynegy Inc. (NYSE: DYN) today reported a net loss of $290 million, or $1.00 per diluted share, for the second quarter 2003. Although the company’s operating businesses demonstrated solid performance, quarterly results were impacted by an aggregate net loss of $240 million from its customer risk management segment, which Dynegy continues to exit, and its former communications business.

After eliminating the impact of these losses, the after-tax loss for the quarter was $50 million. This reflects the results of the company’s power generation, natural gas liquids and regulated energy delivery businesses and an after-tax charge of $32 million for legal reserves recorded in connection with certain pending litigation matters.

“The quarter was marked by significant progress in our self-restructuring, including the completion of a $1.66 billion bank refinancing well before its scheduled maturity,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “We were also successful in maintaining our strong liquidity position and further reducing collateral – two of the most significant indicators of our ongoing financial viability – while announcing a long-term refinancing and restructuring plan.

“However, our second quarter results were significantly affected by charges associated with our remaining customer risk management business and an additional reserve for pending litigation,” Williamson added. “These charges will not affect our ongoing operational performance, and we remain focused on exiting the third-party marketing and trading business and resolving our outstanding legal issues in a thorough and deliberate manner.”

For purposes of this news release, the commodity pricing forecasts referred to below represent the assumptions provided by the company on Jan. 7, 2003.

Power Generation

Earnings before interest and taxes (EBIT) from the power generation business was $61 million for the second quarter 2003. This segment’s performance benefited from continued favorable commodity prices during the quarter, with a weighted average on-peak power price of $44.96 per megawatt-hour, a 25 percent increase over the company’s forecasted price of $36.

This segment generated 8.3 million net megawatt-hours of electricity for the second quarter 2003, representing an 8 percent decrease from the second quarter 2002. This is primarily due to the deferral of scheduled maintenance of some units from the first to the second quarter. All of the spring 2003 scheduled maintenance was completed by the end of May.

Natural Gas Liquids

EBIT from the natural gas liquids business was $35 million for the second quarter 2003. This segment’s performance benefited from higher commodity prices, with an average natural gas price of $5.63 per MMBtu, a 41 percent increase over the company’s forecasted price of $4. The average crude oil price of $29.31 per barrel represented a 9 percent increase over the company’s forecasted price of $27 and the average natural gas liquids price of $0.51 per gallon was a 13 percent increase over the company’s forecasted price of $0.45. Approximately three-quarters of the production volumes for the natural gas liquids segment are contracted for on a percent of proceeds/percent of liquids basis, which enabled this segment to benefit from the higher commodity prices offered by the market.

These results were partially offset by reduced fractionation volumes and lower keep-whole fractionation spreads. Natural gas liquids fractionation volumes were 188 thousand barrels per day for the second quarter 2003, representing a 22 percent decrease from the second quarter 2002. Fractionation volumes associated with percent of proceeds/percent of liquids plants were in line with the company’s forecast, while keep-whole plant volumes were below forecast due to the economic decision to shut-down certain plants or bypass gas due to compressed fractionation spreads.

Regulated Energy Delivery

EBIT from the regulated energy delivery business totaled $35 million for the second quarter 2003. This segment’s performance was adversely affected by the lower customer demand traditionally associated with the second quarter and weather conditions in the Midwest that interrupted service toward the latter part of the period.

During the quarter, electric and natural gas demand was slightly lower than the company’s forecast. This segment delivered total electricity of 4,387 million kilowatt-hours for the second quarter 2003, compared to 4,648 million kilowatt-hours for the second quarter 2002. Total natural gas delivered for the quarter was 126 million therms, compared to 140 million therms for the second quarter 2002.

Customer Risk Management

Losses before interest and taxes for the customer risk management segment totaled $368 million for the second quarter 2003. This segment’s results were adversely affected by the following previously announced pre-tax losses: $133 million associated with the final settlement of power tolling arrangements with Southern Company; $30 million associated with the final settlement of certain power supply agreements with Kroger Company; and a $132 million mark-to-market loss on contracts associated with the Sithe Independence power tolling arrangement. The remaining $73 million in losses for this segment were related to Dynegy’s continuing efforts to complete its exit from this business. The company’s customer risk management business, including obligations relating to its five remaining power tolling contracts, will continue to affect its results of operations until the related obligations have been satisfied or restructured.

Corporate and Other

Discontinued operations for the second quarter included a pre-tax loss of $3 million related primarily to the company’s former communications business. The $104 million operating loss (noted as “Other” in the Reported Segmented Results of Operations tables in this news release) included a pre-tax charge of approximately $50 million for legal reserves, as well as other general and administrative expenses and depreciation. The interest expense and effective tax rate were substantially in line with expectations.

Net loss available to common shareholders of $372 million for the second quarter 2003 included a deduction of approximately $82 million for the amortization of the implied dividend associated with the $1.5 billion Series B mandatorily convertible redeemable preferred stock issued to ChevronTexaco in late 2001.

Liquidity

At July 21, 2003, Dynegy’s liquidity was $1.7 billion. This consisted of $872 million in cash and $1.1 billion in revolving bank credit, less $248 million in letters of credit posted against that line of credit. Revolving credit facility exposure, including letters of credit and borrowings, totaled approximately $250 million on July 21, 2003. Total collateral posted as of July 21, including cash and letters of credit, was approximately $725 million.

In addition to increasing its liquidity position to $1.7 billion from $1.6 billion at June 30, Dynegy has also reduced its debt by $28 million since June 30.

First Half 2003 Cash Flow

Operating cash flow, including working capital changes, was approximately $440 million for the first half of 2003. This consisted of approximately $220 million from the power generation, natural gas liquids and regulated energy delivery businesses and approximately $220 million from the customer risk management roll-off, less corporate-level expenses and cash flows from the company’s former communications business. Operating cash flow was impacted by the termination payment for the Southern tolling arrangements of approximately $155 million and the settlement payment in global communications of $45 million.

Additionally, rather than drawing letters of credit from its revolving credit facility, the company is currently using more cash as collateral with certain high-credit quality counterparties. As a result, the company is not incurring higher letter of credit fees relative to cash interest income and has not realized a return in cash collateral as expected.

Investing cash flow uses for the six months of 2003 totaled approximately $160 million. This consisted of approximately $190 million in capital expenditures in the company’s operating businesses offset by approximately $30 million in proceeds from asset sales.

2003 Guidance Estimate

Dynegy’s recently announced long-term refinancing plan, which includes its plans to refinance its 2005-2006 debt maturities and to restructure the ChevronTexaco Series B preferred stock, is expected to result in higher interest costs for the remainder of the year. These higher interest costs, coupled with the reserve for litigation and higher general and administrative expenses, will result in a lower guidance estimate for 2003. Commodity pricing and volume fundamentals for the company’s operational segments are currently in line with management’s expectations for the remainder of the year. The revised guidance estimate will continue to exclude the results associated with the company’s customer risk management business, which includes tolling contracts, and its discontinued operations, which includes the company’s former communications business, as well as related exit costs. Dynegy will update its estimate following the expected completion of the long-term refinancing plan.

Analyst Conference Call

Dynegy recently announced a long-term refinancing plan that includes a cash tender offer for its 2005-2006 public bonds and private placement offerings of second-priority senior secured notes and convertible debentures. Applicable SEC rules and regulations restrict the company’s ability to make certain public disclosures during the pendency of these transactions. Accordingly, Dynegy intends to hold an analyst conference call at 10 a.m. EDT/9 a.m. CDT on Wednesday, Aug. 13, 2003 following the expected completion of these transactions.

Filing of Form 10-K/A

Dynegy will file an amendment to its 2002 Form 10-K today with the Securities and Exchange Commission. The amendment contains reclassified historical financial statements to conform to the company’s current reporting format, which changed Jan. 1, 2003. This reclassification does not affect Dynegy’s reported net income for the periods presented.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas, and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly management’s expected earnings for 2003. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; Dynegy’s ability to successfully execute its exit from the third-party marketing and trading business and the costs associated with these activities; Dynegy’s ability to operate its businesses with a reduced work force and within the confines of the increased borrowing rates and more restrictive covenants contained in its bank credit agreement; Dynegy’s ability to successfully complete its recently announced refinancing plan, including the restructuring of the $1.5 billion in Series B preferred stock held by ChevronTexaco; increased interest costs associated with its bank credit facilities and proposed refinancing plan; operational factors affecting Dynegy’s assets; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s business, including litigation relating to the western power and natural gas markets and shareholder claims, as well as the ongoing regulatory investigations primarily relating to Dynegy’s trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.